Exhibit 35.2

SERVICER COMPLIANCE CERTIFICATE

PURSUANT TO ITEM 1123 OF REGULATION AB UNDER THE

SECURITIES EXCHANGE ACT OF 1934

Re:	HSBC Automotive Trust (USA) 2007-1

I, Joan M. Coppenrath, Vice President, Treasurer and Secretary of HSBC Auto Finance Inc. (the “Company”), pursuant to Item 1123 of Regulation AB of the Securities and Exchange Commission and Section 4.10(a) of the Sale and Servicing Agreement, dated as of January 31, 2007 (the “Agreement”), among HSBC Automotive Trust (USA) 2007-1, as Issuer, HSBC Auto Receivables Corporation, as Seller, HSBC Finance Corporation, as Servicer, Deutsche Bank Trust Company Americas, as Indenture Trustee, and HSBC Bank USA, National Association, as Administrator, hereby certify that:

1.	A review of the activities of the Company from January 31, 2007 through December 31, 2007 and of its performance under the Agreement has been made under my supervision; and

2.

To the best of my knowledge, based on my review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period referred to above except as set forth below:

NONE

IN WITNESS WHEREOF, I have signed this certificate on behalf of the Company this 3rd day of March 2008.

.

HSBC Auto Finance Inc.

By: /s/ Joan M. Coppenrath

Name: Joan M. Coppenrath

Title: Vice President, Treasurer and Secretary